UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2010

LIGHTBRIDGE CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-28535	91-1975651
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Tysons Boulevard, Suite 550, McLean, VA 22102
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  571.730.1200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 22, 2010, Lightbridge Corporation (the “Company”) entered into a placement agency agreement (the “Agency Agreement”) with William Blair & Company, L.L.C. (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its reasonable efforts to arrange for the sale of up to 2,069,992 shares of the Company’s common stock and warrants to purchase up to 1,034,996 shares of the Company’s common stock in a registered direct public offering (the “Offering”).  The Placement Agent will be entitled to a cash fee of 6% of the gross proceeds paid to the Company for the securities the Company sells in this Offering.  The Company will also reimburse the Placement Agent for all reasonable and documented out-of-pocket expenses that have been incurred by the Placement Agent in connection with the Offering, which shall not exceed the lesser of (i) $150,000 or (ii) 8% of the gross proceeds of the Offering, less the Placement Agent’s placement fee.

The Agency Agreement contains customary representations, warranties and covenants by the Company.  It also provides for customary indemnification by the Company and the Placement Agent for losses or damages arising out of or in connection with the sale of the securities being offered.  The Company has agreed to indemnify the Placement Agent against liabilities under the Securities Act of 1933, as amended.  The Company has also agreed to contribute to payments the Placement Agent may be required to make in respect of such liabilities.

Also on July 22, 2010, the Company and certain institutional investors entered into subscription agreements (the “Subscription Agreements”) in connection with the Offering, pursuant to which the Company agreed to sell an aggregate of 2,069,992 shares of its common stock and warrants to purchase a total of 1,034,996 shares of its common stock to such investors for aggregate gross proceeds, before deducting fees to the Placement Agent and other estimated offering expenses payable by the Company, of approximately $13.7 million.  The common stock and warrants were sold in fixed combinations, with each combination consisting of one share of common stock and a warrant to purchase 0.5 shares of common stock.  The purchase price is $6.60 per fixed combination.  The warrants will become exercisable six months and one day following the closing date of the Offering and will remain exercisable for seven years from the date of issuance at an exercise price of $9.00 per share.  The exercise price of the warrants is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

The exercisability of some of the warrants may be limited if, upon exercise, the holder or any of its affiliates would beneficially own more than 4.99% of the Company’s common stock.  This limit may be increased to up to 9.99% upon no fewer than 60 days’ notice.

Under the Placement Agreement, the Company and each of its executive officers and directors have agreed with the Placement Agent that, subject to certain exceptions, it or he will not, within the 60 trading days following the closing of the Offering (which period may be extended in certain circumstances), enter into any agreement to issue or announce the issuance or proposed issuance of any securities.

The Company has also agreed to indemnify each of the purchasers against certain losses resulting from its breach of any of its representations, warranties, or covenants under agreements with each of the purchasers, as well as under certain other circumstances described in the Purchase Agreement.

The net proceeds to the Company from the Offering, after deducting placement agent fees and the estimated offering expenses borne by the Company, and excluding the proceeds, if any, from the exercise of the warrants issued in the Offering, are expected to be approximately $12.8 million.  The Offering will close on or before July 28, 2010.  After giving effect to the Offering, but without giving effect to the exercise of the warrants being offered, the Company will have 12,419,967 shares of common stock outstanding.

The Offering was effected as a takedown off the Company’s shelf registration statement on Form S-3 (File No. 333-162671), which became effective on November 24, 2009 pursuant to a prospectus supplement to be filed with the Securities and Exchange Commission.

The foregoing summaries of the terms of the Agency Agreement, the form of warrant to be issued to the purchasers and the Purchase Agreement are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 1.1, 4.1, and 10.1 respectively, which are incorporated herein by reference.

Item 8.01 Other Events.

On July 23, 2010, the Company issued a press release announcing the pricing of the Offering.  A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Placement Agency Agreement, dated as of July 22, 2010, by and among the Company and William Blair & Company, L.L.C.
4.1	Form of Common Stock Purchase Warrant
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP
5.2	Opinion of Gary R. Henrie, Esq.
10.1	Form of Subscription Agreement, dated as of July 22, 2010, by and between the Company and each of the purchasers identified on the signature pages thereto
99.1	Press Release dated July 23, 2010

Forward-Looking Statements

Certain statements in this Report are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about the public offering of common stock described herein.  For such statements, the Company claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from the Company’s expectations.  Factors that could cause actual results to differ materially from those stated or implied by the Company’s forward-looking statements are disclosed in its filings with the Commission.  These forward-looking statements represent the Company’s judgment as of the time of this report.  The Company disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTBRIDGE CORPORATION
Date: July 23, 2010
By: /s/ Seth Grae
Name: Seth Grae
Title: Chief Executive Officer